FOR IMMEDIATE RELEASE

CONTACTS:     James Groberg                             Stacy Lipschitz
              Senior Vice President                     Ruder Finn, Inc.
              (212) 704-2480                            (212) 583-2757
              jgroberg@volt.com                         lipschitzs@ruderfinn.com

               VOLT INFORMATION SCIENCES, INC. SAYS SECOND QUARTER
                  RESULTS WILL NOT MEET COMPANY'S EXPECTATIONS

NEW YORK, NY, April 15, 1998 -- Volt Information Sciences, Inc. (NYSE: VOL), announced today that results for the second quarter would not meet the company's expectations and would be significantly lower than the comparable 1997 period. William Shaw, president of Volt, said that "While overall top line growth continues favorably, it is difficult to predict whether or not the year end results will exceed last years'." Volt expects to announce earnings for the second quarter ending April 30, 1998 in the last week of May or the first week of June.

Mr. Shaw stated that a series of factors affecting several segments of the Company will result in the lower second quarter results. Continued acquisitions of national contracts by the Staffing Services segment has resulted in significantly higher overhead costs, including the opening of new offices to service those accounts prior to the build-up of revenue, and has prevented an expected increase in operating earnings for that segment in the quarter. In addition, the Staffing Services segment has seen a softening of the commercial staffing business from some of its major customers, resulting partly from the Asian economic crisis, and has incurred higher costs of recruiting because of the low U.S. unemployment rate.

Mr. Shaw also stated that "the results of the Telecommunications Services segment for the quarter were affected by the severe storms caused by El Nino, as well as a slowdown in a major telecommunications project by one of the segment's largest customers." He also noted that certain revenue that was expected by several of Volt's other telecommunications divisions has been delayed to later quarters.

Volt Information Sciences, Inc. operates a technical services and temporary staffing business, provides varied services to the telecommunications industry, and furnishes electronic prepress equipment and services to the print media industry.

This report contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with the Company at historical levels, are subject to a number of known and unknown risks that, in addition to general economic competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission, such as the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997 and Quarterly Report on Form 10-Q, which may be updated and supplemented in future SEC filings.